Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 7, 2010 to

Prospectus dated June 8, 2009

Registration Nos. 333-159841

Aon Corporation

FINAL TERM SHEET

$600,000,000 3.500% SENIOR NOTES DUE 2015

$600,000,000 5.000% SENIOR NOTES DUE 2020

$300,000,000 6.250% SENIOR NOTES DUE 2040

3.500% Senior Notes due 2015

Issuer:	Aon Corporation

Securities:	3.500% Senior Notes due 2015

Legal Format:	SEC Registered

Amount:	$600,000,000

Ranking:	Senior Unsecured

Expected Ratings(1):	Moody’s Investors Service: Baa2 (negative) Standard & Poor’s: BBB+ (stable) Fitch: BBB+ (stable)

Trade Date:	September 7, 2010

Settlement Date (T+3):	September 10, 2010

Maturity Date:	September 30, 2015

Reference Treasury:	1.250% due August 31, 2015

Reference Treasury Yield and Price:	1.405% or 99 – 08 1/4

Reoffer Spread to Treasury:	+220 bps

Reoffer Yield:	3.605%

Coupon:	3.500%

Denominations:	$2,000 and multiples of $1,000

Interest Payment Dates:	Semi-annually in arrears on March 30 and September 30, beginning on March 30, 2011, to persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date

Price to Public:	99.517%

Proceeds to Issuer (before expenses):	$594,102,000

CUSIP / ISIN:	037389AV5 / US037389AV55

Optional Redemption:	The issuer may redeem some or all of any series of Notes at any time at 100% of their principal amount plus a make-whole premium, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Make-Whole Premium:	+35 bps

Change of Control:	If a Change of Control Repurchase Event occurs as described in the preliminary prospectus supplement under “Description of the Notes—Change of Control Repurchase Event,” the issuer will be required to offer to purchase all of the Notes from the holders at a price equal to 101% of the principal amount thereof.

Special Mandatory Redemption:	If the issuer does not consummate the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior thereto, then the issuer must redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the later of the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, to but excluding the Special Mandatory Redemption Date. Upon consummation of the offering of the Notes, the issuer will deposit the net proceeds into an escrow account. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption” in the preliminary prospectus supplement for more information.

Book Running Managers:	Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., RBS Securities Inc.

Co-Managers:	Aon Benfield Securities, Inc., ANZ Securities, Inc., Loop Capital Markets LLC, RBC Capital Markets Corporation, UBS Securities LLC, Wells Fargo Securities, LLC

(1)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Bookrunning Managers in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Prospectus Department located at One Madison Avenue, New York, NY 10010 (telephone: 1-800-221-1037), Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or RBS Securities Inc toll-free at 1-866-884-2071.

5.000% Senior Notes due 2020

Issuer:	Aon Corporation

Securities:	5.000% Senior Notes due 2020

Legal Format:	SEC Registered

Amount:	$600,000,000

Expected Ranking:	Senior Unsecured

Ratings(1):	Moody’s Investors Service: Baa2 (negative) Standard & Poor’s: BBB+ (stable) Fitch: BBB+ (stable)

Trade Date:	September 7, 2010

Settlement Date (T+3):	September 10, 2010

Maturity Date:	September 30, 2020

Reference Treasury:	2.625% due August 15, 2020

Reference Treasury Yield and Price:	2.596% or 100 – 08

Reoffer Spread to Treasury:	+245 bps

Reoffer Yield:	5.046%

Coupon:	5.000%

Denominations:	$2,000 and multiples of $1,000

Interest Payment Dates:	Semi-annually in arrears on March 30 and September 30, beginning on March 30, 2011, to persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date

Price to Public:	99.637%

Proceeds to Issuer (before expenses):	$594,522,000

CUSIP / ISIN:	037389AW3 / US037389AW39

Optional Redemption:	The issuer may redeem some or all of any series of Notes at any time at 100% of their principal amount plus a make-whole premium, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Make-Whole Premium:	+40 bps

Change of Control:	If a Change of Control Repurchase Event occurs as described in the preliminary prospectus supplement under “Description of the Notes—Change of Control Repurchase Event,” the issuer will be required to offer to purchase all of the Notes from the holders at a price equal to 101% of the principal amount thereof.

Special Mandatory Redemption:	If the issuer does not consummate the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior thereto, then the issuer must redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the later of the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, to but excluding the Special Mandatory Redemption Date. Upon consummation of the offering of the Notes, the issuer will deposit the net proceeds into an escrow account. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption” in the preliminary prospectus supplement for more information.

Book Running Managers:	Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., RBS Securities Inc.

Co-Managers:	Aon Benfield Securities, Inc., ANZ Securities, Inc., Loop Capital Markets LLC, RBC Capital Markets Corporation, UBS Securities LLC, Wells Fargo Securities, LLC

(1)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Bookrunning Managers in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Prospectus Department located at One Madison Avenue, New York, NY 10010 (telephone: 1-800-221-1037), Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or RBS Securities Inc toll-free at 1-866-884-2071.

6.250% Senior Notes due 2040

Issuer:	Aon Corporation

Securities:	6.250% Senior Notes due 2040

Legal Format:	SEC Registered

Amount:	$300,000,000

Ranking:	Senior Unsecured

Expected Ratings(1):	Moody’s Investors Service: Baa2 (negative) Standard & Poor’s: BBB+ (stable) Fitch: BBB+ (stable)

Trade Date:	September 7, 2010

Settlement Date (T+3):	September 10, 2010

Maturity Date:	September 30, 2040

Reference Treasury:	4.375% due May 15, 2040

Reference Treasury Yield and Price:	3.668% or 112 – 23

Reoffer Spread to Treasury:	+265 bps

Reoffer Yield:	6.318%

Coupon:	6.250%

Denominations:	$2,000 and multiples of $1,000

Interest Payment Dates:	Semi-annually in arrears on March 30 and September 30, beginning on March 30, 2011, to persons who are registered holders at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date

Price to Public:	99.084%

Proceeds to Issuer (before expenses):	$294,627,000

CUSIP / ISIN:	037389AU7 / US037389AU72

Optional Redemption:	The issuer may redeem some or all of any series of Notes at any time at 100% of their principal amount plus a make-whole premium, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Optional Redemption” in the preliminary prospectus supplement for more information.

Make-Whole Premium:	+40 bps

Change of Control:	If a Change of Control Repurchase Event occurs as described in the preliminary prospectus supplement under “Description of the Notes—Change of Control Repurchase Event,” the issuer will be required to offer to purchase all of the Notes from the holders at a price equal to 101% of the principal amount thereof.

Special Mandatory Redemption:	If the issuer does not consummate the merger with Hewitt on or prior to March 31, 2011, or the Merger Agreement is terminated at any time prior thereto, then the issuer must redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the later of the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, to but excluding the Special Mandatory Redemption Date. Upon consummation of the offering of the Notes, the issuer will deposit the net proceeds into an escrow account. See “Description of the Notes—Escrow of Proceeds; Special Mandatory Redemption” in the preliminary prospectus supplement for more information.

Book Running Managers:	Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., RBS Securities Inc.

Co-Managers:	Aon Benfield Securities, Inc., ANZ Securities, Inc., Loop Capital Markets LLC, RBC Capital Markets Corporation, UBS Securities LLC, Wells Fargo Securities, LLC

(1)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Bookrunning Managers in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Prospectus Department located at One Madison Avenue, New York, NY 10010 (telephone: 1-800-221-1037), Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or RBS Securities Inc toll-free at 1-866-884-2071.